Exhibit 21.1

                                  Subsidiaries
                                  ------------


L90, Inc., a Delaware corporation
Picasso Media Acquisition, Inc., a Delaware corporation webMillion.com, Inc., an Idaho corporation
Millie Sub, LLC, a Delaware limited liability company